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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' and to the use of our report dated January 28, 1994, in the Registration Statement
(Form  S-2 No. 33-         ) and related  Prospectus of Container Corporation of
America and Jefferson Smurfit Corporation (to be renamed Jefferson Smurfit Corporation (U.S.)) for the registration of $500 million aggregate principal
amount of        % Series  A Senior Notes  due 2004 and  $100 million  aggregate
principal  amount of        %  Series B Senior  Notes due 2002,  guaranteed on a
senior basis, by Jefferson Smurfit Corporation (U.S.).

                                          ERNST & YOUNG

St. Louis, Missouri
February 23, 1994